Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-46920 of Abrams Industries, Inc. and subsidiaries on Form S-8 of our report dated July 8, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144), appearing in this Annual Report on Form 10-K of Abrams Industries, Inc. and subsidiaries for the year ended April 30, 2004.

/s/ Deloitte & Touch LLP

Atlanta, Georgia
July 22, 2004